EXHIBIT 10.82

October 29, 2004

Cynthia Robinson

1149 Cabrillo Avenue

Burlingame, CA 94010

(650) 342-5552

Re:          Employment with InterMune, Inc.

Dear Candy:

On behalf of InterMune, Inc., I am pleased to extend to you this official offer of employment with InterMune as Senior Vice President, Therapeutic Area Teams, reporting to Dan Welch, President and Chief Executive Officer, beginning on November 1, 2004. This position is an exempt position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the INS Employment Eligibility Verification Form I-9.  Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check.

Compensation

If you accept this offer and begin employment, you will receive an initial base salary of  $240,000.00 per year (calculated on a full-time equivalent basis), paid semi-monthly on our regular paydays.  For the months of November and December 2004, you will work a 50% schedule, and your salary will be pro-rated to $120,000 ($10,000 per month).  Beginning January 3, 2005, your position will increase to an 80% schedule (four days per week), and your base salary will increase to 80% of $240,000 per year, or $192,000, paid at the rate of $16,000 per month.  Deductions required by law or authorized by you will be taken from each paycheck.

In addition, the Company will provide you with a one-time sign-on bonus of $15,000.00 (subject to a one-time gross-up of 30%) to be paid one month following your first day of employment. This sign-on bonus is subject to repayment in full if you resign other than for “Good Reason” or if your employment is terminated for “Cause” (as those terms are defined below) within one year of your start date.

Additionally, you will be eligible to participate in our discretionary incentive bonus program designed to provide a financial reward for achieving performance goals. The incentive plan will be based on two criteria:  your individual performance against your goals as determined by your manager and InterMune’s performance as determined by the Company’s senior management and Board of Directors.

You also will be eligible to participate in the Company’s Equity Incentive Plan.  As of the date your schedule increases to 80% time (which we anticipate will be January 3, 2005), we will recommended to the Company’s Board of Directors that you receive the grant of an option to purchase up to 68,000 shares of Common Stock under InterMune’s Equity Incentive Plan.  All option grants are subject to approval by the Compensation Committee of the InterMune Board of Directors.   The options will vest over a four-year period beginning as of the date your schedule increases to 80% time. The option exercise price will be the NASDAQ closing price of InterMune common stock on the last business day before you commence your 80% schedule.  The exercise of any options will be subject to the terms of your stock option agreement and the equity incentive plan.

Employee Benefits

As a full-time employee, you will be eligible for paid time-off benefits, such as vacation, sick leave and holidays, in accordance with our policies for similarly situated employees.  Your vacation and sick leave accrual will be pro-rated based on your scheduled hours of work.  You also will be eligible to participate in InterMune’s employee benefit plans, in accordance with the terms and eligibility requirements of those plans.  Currently, InterMune maintains group health insurance, vision and dental plans; a long-term disability plan; a Flexible Spending Account plan; a group Life Insurance and AD&D plan; a 401(k) savings plan, and an Employee Stock Purchase Plan.

InterMune reserves the right to modify, amend or discontinue any benefit plan at any time, in its sole discretion.  You may receive such other benefits as we many determine from time to time, in our sole discretion.

Other Terms and Conditions of Employment

Employment with InterMune is at will.  “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason, with or without cause and with or without notice.  Similarly, InterMune may terminate your employment at any time for any legal reason, with or without cause and with or without notice.  By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the Chief Executive Officer of InterMune, has the authority to promise you anything to the contrary.  Any such agreement must be in writing and signed by both you and the Chief Executive Officer of InterMune to be effective.

We believe that your employment with InterMune requires a significant commitment.  Employment with any other entity, or for yourself in competition with InterMune, is not permitted.

During the course of your employment, you may create, develop or have access to confidential information belonging to InterMune, including trade secrets and proprietary information, such as clinical and other scientific data, customer information, business plans, marketing plans, unpublished financial information, software, source codes, and personnel information.  You agree that as a condition of your employment with InterMune, you will sign and comply with the enclosed InterMune Proprietary Information and Inventions Agreement, which contains certain commitments regarding confidentiality. By accepting employment with InterMune, you also agree to keep all InterMune information strictly confidential, and not to use it or disclose it to any person or entity, except as is necessary in the ordinary course of performing your work.  Similarly, you agree to act in accordance with any valid non-disclosure agreements to which you may be subject.  You further acknowledge that your obligation to protect our confidential information from disclosure exists both during your employment and after it ends.  You also agree that at the termination of your employment, for any reason, you will return to us all copies (including electronic copies) of any documents or other materials you have that refer to or contain InterMune’s confidential information, including notebooks, manuals, letters and customer lists.

You also agree, if you accept this offer of employment, that for a period of two years after your employment ends, you will not solicit any InterMune employee to leave his or her employment with InterMune in order to begin employment or a consulting or independent contractor relationship with any company or business in actual or potential competition with InterMune.

Severance Pay in the Event of Termination (Not For Cause).  As a member of the Company’s Executive Committee, you will be entitled to the following benefits in the event your employment is terminated other than for “Cause” or in the event of a “Change in Control” of InterMune (as those terms are defined below).  Although you at all times will remain an at-will employee of InterMune, InterMune agrees that in the event you are terminated by the Company other than for “Cause” in the absence of a “Change in Control” of InterMune, you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the you that releases the Company from all of your actual or potential claims against InterMune:

•                  If you have completed less than one (1) full year of service, you will receive six (6) months’ base salary at your final rate of pay, six (6) months benefits continuation (i.e., Company-provided COBRA payments), and six (6) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•                  If you have completed at least one (1) year but less than two (2) years of service, you will receive nine (9) months’ base salary at your final rate of pay, nine (9) months benefits continuation (i.e., Company-provided COBRA payments), and nine (9) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•                  If you have completed two (2) years of service or more, you will receive twelve (12) months’ base salary at your final rate of pay, twelve (12) months benefits continuation (i.e., Company-provided COBRA payments), and twelve (12) months immediate acceleration of vesting of each of your outstanding equity grants, whether stock options or restricted shares

•                  If such termination not for Cause occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year.

The acceleration of vesting provided for in this section of this agreement is intended to be in lieu of any acceleration rights provided in any operative Stock Option Agreement you may sign, and in addition to any acceleration rights provided in the operative Stock Plan documents.  All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan document.  Cash compensation required to be paid pursuant to this section of this Agreement will be paid either in a single lump-sum payment or ratably on a monthly basis over the severance period, in the Company’s sole discretion.

Compensation upon Change in Control.  In the event of a Change in Control of the Company that results in: (i) your termination without Cause, or (ii) your resignation for “Good Reason,” which for purposes of this Agreement shall mean either (a) a material diminution in your duties, title or compensation, or (b) a requirement that you relocate more than fifty (50) miles from the Company’s Home Office location, any of which event occurs within one (1) year of the change in control (a “Triggering Event”), you will receive the following benefits within fourteen (14) days after receipt by the Company of a general release duly signed by the you that releases the Company from all of your actual or potential claims against InterMune:

(a)           Cash Compensation:  Two (2) years base salary at your final rate of pay and two (2) years benefits continuation (i.e., Company-provided COBRA payments).  If a Triggering Event occurs in the second half of the calendar year, you also will receive a pro rata share of your target bonus for that year.

(b)           Options or Restricted Share Grants:  Vesting of all outstanding equity grants (including InterMune stock option grants, InterMune restricted stock grants, and any grants made by the acquiring entity) will immediately accelerate. The acceleration of vesting provided for in this section of this Agreement is intended to be in lieu of any acceleration rights provided in the operative Stock Option Agreement, and in addition to any acceleration rights provided in the operative Stock Plan document.  All other terms and conditions applicable to your equity grants, e.g., with regard to exercise after termination, forfeiture, etc., will continue to be governed by the operative Stock Option Agreement and Stock Plan documents.

(c)           Transition Management Services: you will receive executive transition management services for a one-year period with Lee Hecht Harrison, Right Management, or a similar transition management firm, up to a cap of Forty Thousand Dollars ($40,000).

Definitions.

For purposes of this agreement, “Cause” shall mean any of the following:

•                  Willful refusal to follow lawful and reasonable corporate policy or Chief Executive Officer directives; or

•                  Willful failure, gross neglect or refusal to perform duties; or

•                  Willful act that intentionally or materially injures the reputation or business of the Company; or

•                  Willful breach of confidentiality that has a material adverse affect on the Company; or

•                  Fraud or embezzlement; or

•                  Indictment for criminal activity.

For purposes of this Agreement, “Change in Control” shall mean any of the following:

•                  A sale, lease or other disposition of all or substantially all of the securities or assets of the Company; or

•                  A merger or consolidation in which the Company is not the surviving corporation; or

•                  A reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

The terms described in this letter replace all prior agreements, understandings, and promises between InterMune and you concerning the terms and conditions of your employment with InterMune.  Any modification of this agreement will be effective only if it is in writing and is signed by both you and the Chief Executive Officer of InterMune.

Candy, I am pleased to extend this offer of employment to you, and hope that your association with InterMune will be successful and rewarding.  Please indicate your acceptance of this offer by signing this letter below and returning the letter as soon as possible.   A copy of this letter is enclosed for your records.

Sincerely,

InterMune, Inc.

/s/ Howard Simon
By:	Howard Simon
Sr. Vice President, Human Resources & Assoc. General Counsel

I understand and agree to the foregoing terms and conditions of employment with InterMune, Inc.

/s/ Cynthia Robinson
Cynthia Robinson

November 1, 2004 / November 1, 2004
Date	Start Date